Exhibit 10.3
EXECUTION VERSION

Equity One, Inc.
SHARED APPRECIATION PROMISSORY NOTE
$600,000,000
Dated as of January 4, 2011

ii

iii

EQUITY ONE, INC.
SHARED APPRECIATION PROMISSORY NOTE
$600,000,000
January 4, 2011
RECITALS
     WHEREAS, Equity One, Inc. a Maryland corporation, (the “Issuer”) hereby issues this Shared Appreciation Promissory Note (the “Note”) to EQY-CSC LLC, a Delaware limited liability company (together with any successor holder or holders of this Note, collectively, the “Holder”); and
     WHEREAS, Issuer owns, or will own, directly or indirectly through one or more subsidiaries or affiliates, interests in the Properties (as hereinafter defined).
     NOW THEREFORE, the Issuer agrees as follows:
1. Basic Terms.
     1.1 Promise to Pay. Issuer, having its principal place of business at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida, 33179, for value received, promises to pay to Holder, having its principal place of business at c/o 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida, 33179, or at such place as the Holder hereof may from time to time designate in writing, the principal sum of SIX HUNDRED MILLION AND 00/100 DOLLARS ($600,000,000), with interest thereon, as set forth in this Note.
     1.2 Application of Payments. Except as otherwise provided herein, all payments made on this Note shall be applied in payment of amounts then due on account of principal, interest and any other sums or amounts due under this Note in such order as the Holder shall elect in its sole discretion.
     1.3 Maturity. In any event, the entire outstanding principal balance of this Note, together with any accrued and unpaid interest and other amounts due hereunder, if not earlier paid or due and payable in accordance with the terms of this Note, shall be due and payable on the date (the “Maturity Date”) which is the earlier of (i) the tenth (10th) anniversary of the date of this Note or (ii) such earlier date on which the entire outstanding balance of this Note becomes due and payable in accordance with its terms.
     1.4 Form of Payment. Any and all payments hereunder shall be made in United States dollars by wire transfer of immediately available federal funds in accordance with such wire transfer or other payment instructions as the Holder may designate by written notice thereof delivered by or on behalf of the Holder to the Issuer.
     1.5 Payments Generally. All payments under this Note, including without limitation, payments of principal, Base Interest and Contingent Interest, are part of a single, integrated instrument and shall not be stripped, individually assigned, or otherwise separated from one another.
2. Definitions.
     As used in this Note, the following terms shall have the meanings indicated or referred to below.
     “Appraisal” means an appraisal of any Property by an Appraiser, which appraisal shall be reasonably satisfactory to Holder in all respects.
     “Appraised Value” means the amount determined in the Appraisal as the value of any Property.
     “Appraiser” means the Person chosen by the Issuer for the annual board appraisal of all properties owned by Issuer.
     “Bankruptcy Code” — See Section 5.2.
     “Base Interest” — See Section 3.1.
     “Base Rate” — See Section 3.1.
     “Business Day” means any day, excluding Saturday, Sunday and any day which shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and all equivalent ownership or profit interests in such Person if such Person is not a corporation, and any and all warrants, options and rights to purchase or acquire any of the foregoing.
     “Contingent Interest” means the amounts payable as Contingent Interest pursuant to Section 3.3.
     “Contingent Interest Payment” — See Section 3.3.
     “Default Rate” — See Section 5.4.
     “Determined Property Value” — See Section 3.4.
     “Disqualified Stock” means, all outstanding Capital Stock issued by the Issuer: (a) in respect of which the Issuer is, or upon the lapse of any period of time or occurrence of any event (including consent thereto by any creditor of the Issuer to redeem such Capital Stock at the sole option of the Issuer or by any affiliate of the Issuer) might become, required to pay dividends or make distributions except dividends and distributions that are to be paid or made solely by issuance of Capital Stock that is issued by the Issuer and does not otherwise constitute

Disqualified Stock (it being understood that no such Capital Stock shall be deemed to constitute Disqualified Stock by virtue of the fact that obligations to pay non-cash dividends and undeclared cash dividends or make non-cash distributions and undeclared cash distributions may accrue from time to time with respect to such Capital Stock); or (b) that the Issuer is, or upon the lapse of any period of time or occurrence of any event (including consent thereto by any creditor of the Issuer) might become, obligated to redeem, purchase or exchange for cash or Indebtedness or any other form of consideration, except (i) an undertaking to exchange such Capital Stock solely for Capital Stock that is issued by the Issuer and does not otherwise constitute Disqualified Stock, (ii) an undertaking by the Issuer to redeem its Capital Stock on any date occurring after 180 days after the Maturity Date, if such redemption is permitted at the time under any and all indentures and agreements governing Indebtedness of the Issuer then outstanding and if such redemption obligation by its terms is subordinated in right of payment to such Indebtedness and (iii) any obligation of the Issuer to repurchase Capital Stock held by any current or former employee, officer or director of the Issuer or any of its subsidiaries.
     “Distribution” means any declaration or payment by the Issuer of a dividend, distribution or any other return of any equity capital or other Equity Interests of the Issuer to any third party, or any authorization or making by the Issuer of any other distribution, payment or delivery of property (other than (x) common equity of the Issuer and (y) Equity Interests of the Issuer that are not Disqualified Stock), or any redemption, retirement, purchase or other acquisition, directly or indirectly, by the Issuer for a consideration (other than (x) common equity of the Issuer and (y) Equity Interests of the Issuer that are not Disqualified Stock), of any shares of any class of its Capital Stock or other Equity Interests outstanding on or after the date hereof (or any options or warrants issued by the Issuer with respect to its Capital Stock or other Equity Interests), or the setting aside of any funds for any of the foregoing purposes or otherwise acquire for consideration (other than (x) common equity of the Issuer and (y) Equity Interests of the Issuer that are not Disqualified Stock) any shares of any class of the Capital Stock of the Issuer outstanding on or after the date hereof (or any options or warrants issued by the Issuer with respect to its Capital Stock or other Equity Interests). Without limiting the foregoing, “Distributions” with respect to the Issuer shall also include (i) all payments made or required to be made by the Issuer with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes and (ii) all management or similar fees paid by the Issuer.
     “Equity Interests” means, with respect to any Person, shares of Capital Stock of such Person, securities convertible into or exchangeable for shares of Capital Stock of, and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
     “Event of Default” — See Section 5.2.
     “Existing Material Indebtedness” means Indebtedness pursuant to each of (a) that certain Indenture, dated as of November 9, 1995, between the Issuer (as successor-by-merger to IRT Property Company) and U.S. Bank National Association (successor to SunTrust Bank), as Trustee, as amended; and (b) that certain Indenture, dated as of September 9, 1998, between the

Issuer (as successor-by-merger to IRT Property Company) and U.S. Bank National Association (successor to SunTrust Bank), as Trustee, as amended; provided, however, in the event the Indebtedness evidenced by clauses (a) and (b) above shall cease to be in force and effect, Existing Material Indebtedness shall refer to (i) if the Issuer has incurred any comparable senior Indebtedness under an Indenture that is qualified under the Trust Indenture Act after the date upon which the Indebtedness evidenced by clause (a) and (b) above cease to be in force and effect, the terms of such indenture or (ii) if the Issuer has not incurred any such comparable Indebtedness, the terms of the indentures described in clause (a) and (b) above as in existence on the date of this Note.
     “Holder” — See Section 1.1.
     “Indebtedness” means, (a) all obligations of the Issuer for borrowed money; (b) all obligations of the Issuer evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of the Issuer in respect of the deferred purchase price for any acquisition of any acquired property or assets; (d) all obligations of the Issuer secured by any Lien on property then owned or thereafter to be acquired by the Issuer, whether or the Issuer has assumed liability for the payment of such obligations; (e) all obligations of the Issuer, contingent or otherwise, in respect of letters of credit, bankers acceptances or other financing instruments; (f) all guarantees of the Issuer in respect of any of the foregoing; and (g) all obligations of the Issuer with respect to Disqualified Stock; provided, however, Indebtedness of any subsidiary of the Issuer shall not be deemed to be Indebtedness of the Issuer.
     “Indemnitee” — See Section 9.3.
     “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and environmental laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Note or the transactions contemplated hereby or thereby or any environmental claim or activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Issuer or any of its subsidiaries.
     “Initial Value” — See Section 3.3.
     “Interest Rate Cap” — See Section 3.6.
     “Investment” means (a) any direct or indirect purchase or other acquisition by the Issuer of, or of a beneficial interest in, any of the securities (including any Capital Stock) of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any the Issuer from any Person, of any Capital Stock of such Person; (c) any direct or indirect loan, advance or capital contributions by the Issuer to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Issuer” — See Recitals.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided, however, such term shall not include any (i) zoning restrictions, easements, rights-of-way, restrictions on the use of real property, encroachments and other similar charges or encumbrances, and title deficiencies, in each case not securing Indebtedness and which are not, in the aggregate, substantial in dollar amount, (ii) carriers’, warehousemens’, mechanics’, materialmen’s, repairmens’ or other like liens arising in the ordinary course of business and securing obligations that are not due and payable, and (iii) any interest or title or right of a lessor or sub-lessor under any lease or sublease entered into in the ordinary course of its business and covering only the assets so leased.
     “Maturity Date"- See Section 1.3.
     “Note” — See Recitals.
     “Payment Date” — See Section 3.2.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.
     “Properties” means the properties listed on Schedule A as the same may be amended by Issuer from time to time by substitution of any property as set forth in Section 7.8.
     “Substitute Property” — See Section 7.8.
     For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms used herein have the meanings assigned to them in this article, and include the plural as well as the singular; (b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Note as a whole and not to any particular article, section or other subdivision; and (c) all references to $, US$, dollars or United States dollars shall refer to the lawful currency of the United States of America.
3. Base Interest and Mandatory Redemption.
     3.1 Calculation of Base Interest. The principal balance of this Note and any and all other amounts owing by the Issuer to the Holder under this Note shall bear interest at the rate of seven percent (7.0%) per annum, compounded quarterly in arrears (the “Base Rate”), or such higher rate as is provided in Section 5.4. Interest provided for in this Section 3.1 (“Base Interest”) shall be calculated on the basis of a three hundred sixty (360)-day year comprised of twelve (12) thirty (30)-day months. Base Interest for any partial month prior to full payment of this Note shall be calculated at a daily rate equal to one three hundred and sixtieth (1/360th) of the applicable rate for the actual number of days in such partial month prior to the full payment of this Note.
     3.2 Payments of Base Interest. Until the Maturity Date, Base Interest shall be paid in cash quarterly on the first Business Day of each quarter (each, a “Payment Date”).
     3.3 Contingent Interest. On (i) the third (3rd) anniversary of the date hereof and on each anniversary of the date hereof thereafter and (ii) the Maturity Date or such earlier date as the principal balance is paid in full, the Issuer shall pay to the Holder as additional interest the Contingent Interest, if any (each, a “Contingent Interest Payment”). “Contingent Interest” shall mean an amount equal to 30% of the positive difference of (x) the Determined Property Value less (y) (A) in connection with the initial Contingent Interest Payment, the aggregate Initial Value for each of the Properties or (B) in connection with any subsequent Contingent Interest Payment, the greater of (i) the aggregate Initial Value for each of the Properties or (ii) the greatest aggregate Determined Property Value for each of the Properties as of the date of any past Contingent Interest Payments. “Initial Value” is the value of each of the Properties as listed on Schedule A.
     3.4 Determined Property Value. “Determined Property Value” means the fair market value of the Properties as of the date of the applicable Contingent Interest Payment, as determined by mutual agreement between Issuer and the Holder, or if no such agreement can be reached within ten (10) days after any Holder or the Issuer has requested that the relevant parties reach such agreement, the Appraised Value of the Properties as determined pursuant to the procedures set forth in Section 3.5 reduced by the amounts paid by the Issuer to the appraiser selected pursuant to Section 3.5.
     3.5 Determination of Appraised Value by Appraisers. At any time after (i) the date this Note has been declared due and payable, (ii) the date which is ninety (90) days prior to the scheduled Maturity Date, or (iii) the date the Issuer notifies Holder in writing of its intent to redeem this Note, either the Issuer or the Holder may request that the other agree to the Determined Property Value. If the Issuer and the Holder fail to agree on the Determined Property Value within ten (10) Business Days after any such request, the Property shall be valued at its Appraised Value by an Appraiser. The reasonable costs and expenses of the Appraisal and the Appraiser shall be paid for by the Issuer. Each determination of the Appraiser as to the Appraised Value of the Property shall be final, binding and conclusive on the parties hereto, absent manifest error.
     3.6 Total Interest Rate Cap. Notwithstanding anything to contrary in this Note, the total interest per annum, after taking into consideration the Base Interest and the Contingent Interest, may not exceed seven percent (7%) per annum during the two-year period following the date hereof and thereafter nine and one-half percent (9.5%) per annum (the “Interest Rate Cap”).

4. Redemption. Prior to the date which is five (5) years from the date hereof, the Issuer shall not be permitted to redeem or prepay the outstanding balance of this Note, in whole or in part, whether in cash or in kind, without the prior written consent of the Holder. The Issuer shall be permitted to redeem or prepay the outstanding balance of this Note, in whole or in part, whether in cash or in kind, anytime after the date which is five (5) years from the date hereof without the prior written consent of the Holder.
5. Default.
     5.1 Late Charge. The Issuer recognizes that default by the Issuer in making the payments herein agreed to be paid when due will result in the Holder incurring additional expense and in loss to the Holder of the use of the money due. The Issuer agrees that, if for any reason the Issuer fails to pay when due any interest or principal due under this Note, the Holder shall be entitled, as damages for the detriment caused thereby, to payment on demand of an amount equal to the lesser of (i) four percent (4%) of such unpaid sum and (ii) the maximum amount permitted by applicable law. The Issuer acknowledges that it is difficult and impractical to ascertain the extent of the Holder’s actual damages and agrees that the amount provided above is a reasonable estimate of such damages to the Holder.
     5.2 Events of Default. An “Event of Default” shall occur if:
     (1) the Issuer defaults in the payment of interest on this Note or any other amounts payable under this Note (other than as provided in Section 5.2(2) below) when the same become due and payable and such default continues for a period of three (3) Business Days;
     (2) the Issuer defaults in the payment of the principal of this Note when the same becomes due and payable at the Maturity Date, upon prepayment or otherwise;
     (3) the Issuer fails to observe or perform any covenant contained in Section 7 of this Note which failure continues unremedied for more than thirty days after receipt of written notice thereof from the Holder;
     (4) the Issuer shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Issuer and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Issuer; or the Issuer commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator” of itself or all or any substantial portion of its property)) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to the Issuer; or any such proceeding is commenced against the Issuer to the extent such proceeding is consented to by the Issuer, and remains undismissed for a period of sixty (60) days; or the Issuer is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Issuer suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or the Issuer makes a general assignment for the benefit of creditors; or any action is taken by the Issuer for the purpose of effecting any of the foregoing;
     (5) (i) the Issuer fails to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness with an aggregate principal amount of less than $10,000,000), in each case beyond the grace period, if any, provided therefore; or (ii) breach or default by the Issuer with respect to any other material term beyond the grace period, if any, provided therefore, of (1) one or more items of Indebtedness in the aggregate principal amount referred to in clause (i) above; or (iii) or any Event of Default under and as defined in any document or agreement evidencing any obligation of the Issuer under any Existing Material Indebtedness; or
     (6) (i) this Note shall cease to be in full force and effect or (ii) the Issuer shall contest the validity or enforceability of the Note in writing or deny in writing that it has any further liability under this Note.
     5.3 Acceleration. Upon an Event of Default hereunder, the entire outstanding balance of this Note, including, without limitation, principal, Base Interest, Contingent Interest and all other amounts due hereunder shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuer.
     5.4 Interest After Event of Default. Notwithstanding anything to the contrary contained herein, from and after the occurrence of an Event of Default, whether or not all amounts due and payable hereunder are accelerated by the Holder, interest shall accrue on the entire outstanding balance of this Note, including, without limitation, principal, Base Interest and Contingent Interest at ten percent (10%) per annum, compounded monthly, (the “Default Rate”) from the date of such Event of Default until (i) all Events of Default are cured if the outstanding balance of this Note has not been accelerated or (ii) the entire outstanding balance of this Note, including, without limitation, principal, Base Interest, Contingent Interest and redemption premium have been paid in full.
     5.5 Waivers by the Issuer. Presentment for payment, demand, notice of dishonor, protest, notice of protest, stay of execution and all other suretyship and other defenses to payment generally are hereby waived by the Issuer. No extension or acceptance of payment after expiration of applicable notice and cure, if any, or other indulgence or release of collateral granted from time to time shall be construed as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of any right of the Holder.

6. Representations and Warranties.
     6.1 Organization. The Issuer is duly organized, validly existing and in good standing as corporation incorporated under the laws of Maryland.
     6.2 Power and Authority; Authorization; Enforceability. The Issuer has the power and authority to execute and deliver this Note and perform its obligations hereunder. The execution and delivery of this Note by the Issuer and the performance by the Issuer of its obligations hereunder have been duly authorized by all Issuer and constitutes the valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement thereof is in a proceeding at law or in equity).
     6.3 No Conflicts. The execution and delivery of this Note and the performance of the obligations contemplated hereby do not result in the violation of or conflict with (a) any provision of the organizational documents of the Issuer or (b) any terms, conditions or provisions of any material agreement or obligation to which the Issuer is a party or by which any of its properties or assets are bound.
7. Covenants.
     7.1 Notices. The Issuer shall provide the Holder with all notices, financial statements, balance sheets and other documents provided to any holder or representative of any Existing Material Indebtedness (or to any holder or any representative of any Indebtedness that refinances or replaces, in whole or in part, such Existing Material Indebtedness), promptly, but in no event later than three (3) Business Days, following delivery of such documents to such holders of Indebtedness.
     7.2 Indebtedness. The Issuer shall not, directly or indirectly, incur, create or assume any Indebtedness other than (i) Indebtedness pursuant to the Existing Material Indebtedness in the amounts outstanding on the date hereof and (ii) any Indebtedness permitted under the Existing Material Indebtedness.
     7.3 Liens. The Issuer shall not, directly or indirectly, incur, create or permit to exist any Lien of any nature whatsoever with respect to itself or any property or assets now owned or hereafter acquired by the Issuer other than Liens permitted under the Existing Material Indebtedness.
     7.4 Investments. The Issuer shall not, directly or indirectly, make or own any Investment in any Person, except for Investments permitted under the Existing Material Indebtedness.
     7.5 Distributions. The Issuer shall not, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any Distribution except that for any Distributions permitted to be made under the Existing Material Indebtedness; provided, however, that notwithstanding anything herein to the contrary, the Issuer shall not, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any Distribution while an Event of Default described in Sections 5.2(1), (2) or (3) has occurred and is continuing..
     7.6 Fundamental Changes. The Issuer shall not enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except for any such transactions permitted under the under the Existing Material Indebtedness. Notwithstanding anything to the contrary herein, the Issuer may not merge with and into, or be dissolved or liquidated into, any other Person unless the resulting, surviving or transferee Person, if it is not the Issuer, expressly assumes all of the obligations of the Issuer under this Note by delivering to the Holder a joinder or other agreement of assumption reasonably satisfactory to the Holder.
     7.7 Disqualified Stock. The Issuer shall not make any payment on, sell or issue, any Disqualified Stock except as permitted under the Existing Material Indebtedness.
     7.8 Substitution of Properties. In the event of any sale, condemnation or other disposition by Issuer of a Property included on Schedule A, the Issuer shall substitute for such Property one or more other properties to be included in Schedule A (such Property or Properties, the “Substitute Property”); provided that the Substitute Property’s Appraised Value must equal or exceed the Appraised Value of the Property being substituted and that the Substitute Property must be real property located in the United States. Upon any proposed substitution of Property, an Appraised Value shall be established for such Substitute Property pursuant to an Appraisal. For purposes of computing the first Contingent Interest Payment with respect to such Substitute Property, the Initial Value (in the case of the initial Contingent Interest Payment) or the greatest Determined Property Value (in the case of a subsequent Contingent Interest Payment) of the Property being substituted shall be used. Any amendment to Schedule A shall be prepared by the Issuer, at Issuer’s sole cost and expense, including the reasonable costs and expenses, including legal fees, of the Holder. The reasonable costs and expenses of the Appraiser and the Appraisal shall be paid for by the Issuer. Each determination of the Appraiser as to the Appraised Value of the Properties shall be final, binding and conclusive on the parties hereto, absent manifest error.
     7.9 Pari Passu in Right of Payment. The Note shall rank pari passu in right of payment with all other unsecured senior Indebtedness of the Company.
8. AHYDO Limitation. Notwithstanding any provision of this Note to the contrary, on or before each Payment Date after the fifth (5th) anniversary of the date hereof, Issuer shall pay in cash all accrued Base Interest, Contingent Interest and/or discount (as determined for federal income tax purposes) to the extent necessary so that the Note will not be classified as an “applicable high yield discount obligation” under Section 163(i) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties agree for federal income tax purposes to adopt quarterly accrual periods with respect to the Note. For purposes of this Section 8, the term “accrual period” shall have the meaning assigned to it in Sections 163(i)(2) and 1272(a)(5) of the Code and the Treasury Regulations thereunder. It is the intent of Issuer and Holder that Section 163(e)(5) of the Code not apply to the Note, and the provisions of this Note shall be applied consistently therewith.
9. Miscellaneous.
     9.1 Governing Law and Severability. This Note shall be governed by, and construed in accordance with, the substantive law of the State of New York without regard to the application of choice of law principles. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect. Subject to the foregoing, it is the express intention of the Issuer and the Holder to conform strictly to any applicable usury laws. Accordingly, all agreements between the Issuer and the Holder, whether now existing or hereafter arising, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance or detention of the money delivered to the Issuer as purchase price for this Note or otherwise advanced, in each case pursuant to the terms of this Note, or for the payment or performance of any covenant or obligation contained herein exceed the maximum amount permissible under applicable law. If, from any circumstance or contingency whatsoever, fulfillment of any provision of this Note at the time performance of such provision shall be due shall involve transcending any limit validly prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and, if from any such circumstance or contingency, the Holder shall ever receive as interest or otherwise an amount which would exceed the maximum rate of interest permitted by applicable law, the amount of such excess shall be applied to a reduction of the indebtedness evidenced by this Note, and not to the payment of interest. If such excessive interest exceeds such indebtedness, the amount of such excessive interest shall be refunded to the Issuer. If at any time this Note prescribes a rate of interest in excess of the maximum rate permitted by law, all sums paid or agreed to be paid to the Holder for the use, forbearance or detention of the money delivered to the Issuer as purchase price for this Note or otherwise advanced, pursuant to the terms of this Note, shall be amortized, prorated, allocated and spread throughout the term of such indebtedness until payment in full, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.
     9.2 Notices. All notices and other communications under this Note shall be in writing and shall be hand delivered, or mailed by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier, postage prepaid, addressed as follows:
(a)	To the Holder:
c/o Equity One, Inc.
1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179
Attention: General Counsel

(b)	To the Issuer:
Equity One, Inc.
1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179
Attention: General Counsel
with copies to:
Liberty International Holdings Limited
40 Broadway
London SW1H OBT
United Kingdom
Attn: Company Secretary
Fax: (44) 20 7887 0001
and
Skadden, Arps, Slate, Meagher & Flom, LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attn: Rodd M. Schreiber, Esq.
Fax: (312) 407-0411
     The Issuer and the Holder may, from time to time, change the address specified above by delivery of notice in accordance with the terms of this Section. All notice and communications hereunder shall be deemed received when sent as required by the terms of this Section upon receipt at the respective address specified above or upon refusal of receipt as confirmed in a receipt of the party attempting delivery.
     9.3 Costs of Collection and Cure; Indemnification. In the event of any default on the part of the Issuer under this Note, whether or not such default constitutes an Event of Default hereunder, the Issuer shall pay any and all reasonable out-of-pocket costs incurred by the Holder in connection with the cure of such default and the evaluation of its rights and remedies hereunder and actions taken by or on behalf of the Holder with a view to enforcing the provisions of this Note, whether through the institution of legal proceedings, foreclosure or otherwise. All such amounts shall bear interest at the Default Rate from the date paid by the Holder until payment is made by the Issuer to the Holder. The Issuer agrees to defend, indemnify, pay and hold harmless, the Holder, its affiliates and its respective officers, partners, directors, trustees, employees, representatives and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH PERSON; provided, the Issuer shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Issuer shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
     9.4 Time is of the Essence. Time is of the essence with respect to each of the Issuer’s obligations under this Note.
     9.5 Amendments and Waivers in Writing. Neither this Note nor any of the terms hereof may be terminated, amended, supplemented, waived, discharged or modified orally, or by any act or failure to act on the part of the Issuer or the Holder but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver, discharge or modification is sought. The Holder may accept partial payments of any amounts owing under this Note without waiving any of its rights arising from the Issuer’s failure to pay the full amount due in a timely fashion.
     9.6 No Joint Venture or Partnership. This Note shall not be deemed to create any relationship between the Issuer and the Holder other than a debtor-creditor relationship, and in no event shall this Note be deemed to create a joint venture or partnership between the Issuer and the Holder.
     9.7 Registered Form. This Note is issued in registered form as to both principal and interest and shall be initially registered on the books and records of the Issuer in the name of Holder. All interest and principal payable hereunder shall be paid only to natural persons or legal entities in whose name this Note is registered at the time of payment. Transfers of this Note and rights to payment of principal and interest hereunder may be effected only upon surrender of this Note to Issuer and either the reissuance by Issuer of this Note to Holder’s assignee or the issuance by Issuer of a new Note to Holder’s assignee having the same terms and conditions as this Note. In order for any transfers of this Note to be effective, the change of registered ownership must be properly recorded on Issuer’s books and records. Promptly upon the surrender of this Note to Issuer, Issuer shall reissue this Note or shall issue a new Note having the same terms and conditions as this Note in the name of any payee specified by the registered Holder hereof, and Issuer shall promptly register such Note in the name of such payee. The registered Holder of this Note shall not have the right to convert this Note to bearer form.
     9.8 Waiver of Jury Trial. The Issuer hereby waives trial by jury in any litigation, suit or proceeding in which the Issuer and the Holder is involved, in any court with respect to, in connection with, or arising out of this Note or the validity, protection, interpretation, collection or enforcement of the foregoing.
     9.9 Interpretation. Article and Section headings in this Note are for convenience only and shall not be used in interpreting any term, condition or provision of this Note. The words “Holder” and “Issuer” shall include their respective successors, assigns, heirs, executors and administrators. If the Issuer consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.
     9.10 Successors and Assigns. This Note shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Holder. The Issuer’s rights or obligations hereunder or any interest therein may not be assigned or delegated by the Issuer without the prior written consent of the Holder (and any attempted assignment or transfer by the Issuer without such consent shall be null and void). Subject to Section 1.5, the Holder shall have the right at any time to sell, assign or transfer all of its rights and obligations under this Note to any Person without the consent of the Issuer. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
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     IN WITNESS WHEREOF, the Issuer has executed this Note as an instrument under seal as of the date and year first above written.

Witness	EQUITY ONE, INC.
/s/ Laura Devlin	By:	/s/ Jeffrey Olson
Name: Laura Devlin		Name:	Jeffrey Olson
		Title:	Chief Executive Officer